News Media contact: Kirk Saville (336) 979-7293
Analysts and Investors contact: T.C. Robillard (336) 519-2115

HanesBrands Announces Fourth-Quarter and Full-Year 2022 Results

•    Reports fourth-quarter net sales of $1.47 billion, above high-end of guidance range. GAAP EPS loss from continuing operations of $1.19, which includes a non-cash reserve related to deferred tax assets. Adjusted EPS from continuing operations of $0.07, at midpoint of guidance range.
•    Shifts capital allocation strategy to strengthen balance sheet and increase financial flexibility; eliminates dividend to focus use of all free cash flow on accelerating debt reduction. Expects to refinance 2024 maturities in first-quarter 2023.
•    Provides 2023 guidance, including a muted view of consumer demand, full-year operating cash flow of approximately $500 million and expectation to exit year with meaningfully higher gross and operating margin run-rates.
•    Reiterates long-term Full Potential financial targets of approximately $8 billion in net sales and an approximate 14.4% operating margin; expects to achieve targets at the end of 2026.

WINSTON-SALEM, N.C. (February 2, 2023) – HanesBrands Inc. (NYSE: HBI), a global leader in iconic apparel brands, today announced results for the fourth-quarter and full-year 2022.

“We delivered fourth-quarter results at or above our guidance as we continue to take actions to navigate the extremely challenging environment,” said Steve Bratspies, CEO. “HanesBrands is a stronger, more disciplined company than we were even a year ago, and we’re not standing still. We have created a clear path to improving cash flow and margins as the year progresses. We shifted our capital allocation strategy, eliminating the dividend as we commit to reducing debt. We remain confident in our Full Potential plan and in achieving our long-term financial targets.”

Highlights

•Takes proactive steps to strengthen balance sheet and increase financial flexibility. Updates capital allocation strategy to focus use of all free cash flow on debt reduction. The HanesBrands Board of Directors eliminated the Company’s quarterly cash dividend as HanesBrands shifts its capital allocation strategy to focus the use of all its free cash flow (cash from operations less capital expenditures) on reducing debt and bringing its leverage back to a range that is no greater than two to three times on a net debt-to-adjusted EBITDA basis. The Company also amended its credit agreement to provide greater near-term financial flexibility given the uncertainty within the current macroeconomic environment. The Company expects to refinance its 2024 maturities in the first quarter of 2023, subject to market conditions and other relevant factors.

•Achieved 2022 inventory reduction goal. HanesBrands ended the year with inventory units 6% lower than prior year.

•Launched Hanes Originals line of innovative products aimed at younger consumers. The Company’s Hanes Originals launch at select retailers in November and December in Canada and the U.S., respectively, was the first multi-category, multi-geography product introduction under its new global innovation process. In the first-quarter 2023, the Company is expanding distribution in the mass, online and department store channels, supported by a media and advertising campaign.

•Expects to generate approximately $500 million in operating cash flow in 2023 and exit the year with higher gross and operating margin run rates. By achieving its inventory goal in 2022, the Company is positioned to release working capital in 2023 and drive operating cash flow back to historical levels. The Company expects gross and operating margin pressure to continue in the first half of 2023 as it sells through the remainder of its higher-cost inventory. The Company expects year-over-year improvement in gross and operating margin in the second half of 2023, particularly the fourth quarter, as lower-cost inventory currently being produced is sold and the Company anniversaries last year’s manufacturing time-out costs related to its inventory reduction initiative in 2022.

•Reiterates Full Potential financial targets, updates timeline. HanesBrands continues to make progress on its Full Potential growth strategy. The Company continues to expect to achieve its long-term financial targets of approximately $8 billion in net sales and an approximate 14.4% operating margin. The Company now expects to achieve these targets at the end of 2026. The new timing reflects recent and near-term macroeconomic and consumer demand environments.

Fourth-Quarter 2022 Results

•Net sales from continuing operations decreased 16% to $1.47 billion, which includes a $55 million unfavorable impact from foreign exchange rates, compared to last year. On a constant currency basis, net sales decreased 13%. The constant currency decline was due to the macro-driven slowdown in consumer spending in the U.S. and certain international markets coupled with the continued impact to orders in the U.S. from retailers’ decisions to reduce broader inventory positions.

•Global Champion brand sales decreased 18% on a reported basis as compared to prior year, with a 21% decline in the U.S. and a 13% decline internationally. In constant currency, Global brand sales decreased 14%, with a 3% decline internationally. As compared to prior year, constant currency sales increased in Asia and Australia. This growth was essentially offset by soft consumer demand and retailer inventory actions in the U.S. as well as a decline in Europe.

•Gross Profit of $502 million declined 25% as compared to prior year. Gross margin was 34.1%, down from 38.1% in the prior year. Adjusted Gross Profit, which excludes certain costs related to the Company’s Full Potential plan, was $505 million. Adjusted Gross Margin of 34.3% declined approximately 415 basis points compared to prior year and was in-line with the Company’s expectations. Near-term headwinds from commodity and ocean freight inflation as well as manufacturing time-out costs related to its inventory reduction actions represented more than 500 basis points of year-over-year margin headwind in the quarter. Additional headwinds included de-leverage from lower sales as well as higher labor rates. Partially offsetting the margin headwinds in the quarter were benefits from pricing actions, decreased use of air freight, and Full Potential cost savings initiatives.

•Selling, General and Administrative (SG&A) expenses declined 14% to $442 million as compared to last year. Adjusted SG&A expenses, which exclude certain costs related to its Full Potential plan, declined 7%, or $31 million, from last year to $422 million. Adjusted SG&A includes an approximate $5 million bad debt expense related to the bankruptcy filing by a customer in Brazil. The year-over-year decline in adjusted SG&A was driven primarily by lower variable expenses, including distribution, selling and marketing, and incentive compensation. As a percent of net sales, adjusted SG&A expense of 28.7% increased approximately 280 basis points over prior year as fixed-cost de-leverage from lower sales and the bad debt expense more than offset cost controls and expense efficiencies from the Company’s Full Potential cost savings initiatives.

•Operating Profit and Operating Margin in the fourth quarter of 2022 were $60 million and 4.1%, respectively, which compared to $156 million and 8.9%, respectively, in the prior year. Adjusted Operating Profit of $83 million declined from $220 million in fourth-quarter 2021. Adjusted Operating Profit reflects an approximate $5 million bad debt expense (see Adjusted SG&A above), which was recorded after the Company’s preliminary financial results were announced on January 12. Adjusted Operating Margin of 5.6% declined approximately 695 basis points from prior year.

•GAAP and Adjusted Effective Tax Rates for fourth-quarter 2022 were 6,053% and 17%, respectively. For the fourth-quarter 2021, GAAP and adjusted effective tax rates were 6.8% and 15.0%, respectively. In the fourth quarter 2022, the Company recorded a non-cash reserve of $423 million related to deferred taxes, which was not contemplated in the Company’s prior GAAP guidance. Based on recent results as well as the 2023 outlook, which reflects meaningfully higher interest expense, the Company believes it is unlikely to use this asset in the short-term. Accounting rules require that HanesBrands record a reserve against this asset. Importantly, this reserve is non-cash and does not impact cash taxes.

•Loss from continuing operations totaled $418 million, or $1.19 loss per diluted share. This compares to income from continuing operations of $68 million, or $0.19 per diluted share, last year. Adjusted income from continuing operations totaled $24 million, or $0.07 per diluted share, which includes bad debt expense of approximately $5 million, or $0.01 per diluted share. This compares to adjusted income from continuing operations of $156 million, or $0.44 per diluted share, in fourth-quarter 2021.

See the Note on Adjusted Measures and Reconciliation to GAAP Measures later in this news release for additional discussion and details of actions, which include Full Potential plan charges.

Fourth-Quarter 2022 Business Segment Summary

•Innerwear sales decreased 19% compared to last year. The year-over-year sales performance was driven by macroeconomic pressures that weighed on consumer spending as well as the continued impact to replenishment orders from retailers’ decisions to reduce broader inventory positions. These pressures more than offset the benefits from the first-quarter 2022 price increase and retail space gains.

Operating margin of 8.3% decreased approximately 860 basis points compared to prior year. The impact from lower sales volume, input cost inflation, manufacturing time-out costs and an unfavorable product mix more than offset the benefit from higher prices, decreased use of air freight and Full Potential cost savings initiatives.

•Activewear sales declined 16% compared to last year as continued growth in the collegiate channel for both Champion and Hanes brands was more than offset by declines in other channels due to lower point-of-sale trends and higher Activewear inventory levels at retail. By brand, Champion sales within the Activewear reporting segment decreased 21% as compared to prior year while sales of other activewear brands within the Activewear reporting segment decreased 8%.

Operating margin for the segment of 7.5% decreased approximately 550 basis points compared to prior year as the impact from lower sales volume, unfavorable mix, input cost inflation and manufacturing time-out costs more than offset the benefit from higher prices and Full Potential cost savings initiatives.

•International sales decreased 12% on a reported basis, including the $55 million from unfavorable foreign exchange rates. International sales decreased 2% on a constant currency basis compared to prior year as growth in Asia was offset by declines in Australia, the Americas, Europe and Canada.

Operating margin for the segment of 14.2% decreased approximately 490 basis points compared to prior year driven primarily by the impact from inflation and the bad debt expense related to a customer bankruptcy in Brazil.

Full-Year 2022 Results

•Net sales from continuing operations decreased 8% to $6.23 billion, which includes a $182 million unfavorable impact from foreign exchange rates, compared to last year. On a constant currency basis, net sales decreased nearly 6%.

•Gross Profit of $2.22 billion declined 16.2% as compared to prior year. Gross margin was 35.6%, down from 39.0% in the prior year. Adjusted Gross Profit, which excludes certain costs related to the Company’s Full Potential plan, was $2.24 billion. Adjusted Gross Margin of 35.9% declined approximately 320 basis points compared to prior year.

•Selling, General and Administrative (SG&A) expenses declined 8% to $1.7 billion as compared to last year. Adjusted SG&A expenses, which exclude certain costs related to its Full Potential plan, declined 4%, or $74 million, from last year to $1.7 billion. As a percent of net sales, adjusted SG&A expense of 26.6% in 2022 increased 110 basis points over the prior year.

•Operating Profit and Operating Margin in full-year 2022 were $520 million and 8.3%, respectively, which compared to $798 million and 11.7%, respectively, in the prior year. Adjusted Operating Profit of $579 million declined from $929 million in full-year 2021. Full-year includes charges of $60 million related to the Full Potential plan. Adjusted Operating Margin of 9.3% declined approximately 440 basis points from prior year.

•GAAP and Adjusted Effective Tax Rates for full-year 2022 were 137% and 17%, respectively. For full-year 2021, GAAP and adjusted effective tax rates were 10% and 15%, respectively. In the fourth quarter, the Company recorded a non-cash reserve of $423 million related to deferred taxes, which was not contemplated in GAAP guidance. Based on recent results as well as the 2023 outlook, which reflects meaningfully higher interest expense, the Company believes it is unlikely to use this asset in the short-term. Accounting rules require that HanesBrands record a reserve against this asset. Importantly, this reserve is non-cash and does not impact cash taxes.

•Loss from continuing operations totaled $131 million, or $0.37 loss per diluted share. This compares to income from continuing operations of $521 million, or $1.48 per diluted share, last year. Adjusted income from continuing operations totaled $342 million, or $0.98 per diluted share. This compares to adjusted income from continuing operations of $645 million, or $1.83 per diluted share, in full-year 2021.

See the Note on Adjusted Measures and Reconciliation to GAAP Measures later in this news release for additional discussion and details of actions, which include Full Potential plan charges.

Cash Flow, Balance Sheet and Liquidity

•Total liquidity position at the end of 2022 was approximately $925 million, consisting of $238 million of cash and equivalents and nearly $690 million of available capacity under the Company’s credit facilities.

•Based on the calculation as defined in the Company’s senior secured credit facility, the Leverage Ratio at the end of fourth-quarter 2022 was 4.6 times on a net debt-to-adjusted EBITDA basis as compared to 2.6 times at the end of fourth-quarter 2021 (See Table 6-C).

•Inventory at the end of fourth-quarter 2022 was $1.98 billion, an increase of 25% over prior year. The increase was driven by higher inflation on input and transportation costs as well as product mix. On a unit basis, the Company achieved its goal as inventory units ended the year approximately 6% lower than prior year.

•Cash flow from operations was $133 million in fourth-quarter 2022 driven primarily by the working capital impact from accounts receivables and lower inventory. For full-year, cash flow from operations was a use of $359 million.

First-Quarter and Full-Year 2023 Financial Outlook

With respect to its 2023 guidance, the Company’s outlook reflects, but is not limited to, the following assumptions: a muted consumer demand environment given the continued macroeconomic uncertainty; first-half margin pressure as it sells through the remainder of its higher-cost inventory; and year-over-year improvement in second-half margins, particularly the fourth quarter, as lower-cost inventory currently being produced is sold and it anniversaries last year’s manufacturing time-out costs related to its inventory reduction initiative in 2022. The Company’s outlook also assumes completion of the expected refinancing of indebtedness with 2024 maturities.

The accounting treatment for deferred tax assets will increase accounting tax expense and the effective tax rate in 2023.The Company is providing guidance on tax expense due to expected fluctuation of its quarterly tax rate, stemming from the non-cash reserve. Importantly, the reserve is non-cash and does not impact cash taxes. Some portion of this reserve may reverse in future periods.

For fiscal-year 2023, which ends on December 30, 2023, the Company currently expects:

•    Net sales from continuing operations of approximately $6.05 billion to $6.20 billion, which includes a projected headwind of approximately $42 million from changes in foreign currency exchange rates. At the midpoint, this represents an approximate 1% decline as compared to prior year on a constant currency basis and a 2% decline on a reported basis.

•    GAAP operating profit from continuing operations to range from approximately $446 million to $496 million.

•    Adjusted operating profit from continuing operations to range from approximately $500 million to $550 million, which includes a projected headwind of approximately $6 million from changes in foreign currency exchange rates.

•    Charges for actions totaling $60 million including Full Potential plan-related charges of approximately $54 million included in operating profit and refinancing charges of $6 million included in interest and other expenses.

•    Adjusted interest and other expenses of approximately $300 million.

•    Tax expense of approximately $90 million to $100 million.

•    GAAP earnings per share from continuing operations to range from approximately $0.14 to $0.25.

•    Adjusted earnings per share from continuing operations to range from approximately $0.31 to $0.42.

•    Cash flow from operations of approximately $500 million.

•    Capital investments of approximately $150 million, consisting of approximately $70 million of capital expenditures and approximately $80 million of cloud computing assets. Per GAAP, capital expenditures are reflected in cash from investing activities and certain cloud computing assets are reflected in Other Assets within cash flow from operating activities.

•    Fully diluted shares outstanding of approximately 353 million.

For first-quarter 2023, which ends on April 1, 2023, the Company currently expects:

•    Net sales from continuing operations of approximately $1.35 billion to $1.40 billion, which includes a projected headwind of approximately $35 million from changes in foreign currency exchange rates. At the midpoint, this represents an approximate 11% decline as compared to prior year on a constant currency basis and a 13% decline on a reported basis.

•    GAAP operating profit from continuing operations to range from approximately $39 million to $59 million.

•    Adjusted operating profit from continuing operations to range from approximately $50 million to $70 million and includes a projected headwind of approximately $4 million from changes in foreign currency exchange rates.

•    Charges for actions totaling $17 million including Full Potential plan-related charges of approximately $11 million included in operating profit and refinancing charges of $6 million included in interest and other expenses.

•    Adjusted interest and other expenses of approximately $65 million.

•Tax expense of approximately $17 million to $20 million.

•GAAP loss per share from continuing operations to range from approximately $0.14 to $0.09.

•Adjusted loss per share from continuing operations to range from approximately $0.09 to $0.04.

•Fully diluted shares outstanding of approximately 350 million.

HanesBrands has updated its quarterly frequently-asked-questions document, which is available at www.Hanes.com/FAQ.

Note on Adjusted Measures and Reconciliation to GAAP Measures

To supplement financial results prepared in accordance with generally accepted accounting principles, the Company provides quarterly and full-year results concerning certain non‐GAAP financial measures, including adjusted EPS from continuing operations, adjusted income from continuing operations, adjusted income tax expense, adjusted income from continuing operations before income tax expense, adjusted operating profit (and margin), adjusted SG&A, adjusted gross profit (and margin), EBITDA, adjusted EBITDA, adjusted effective tax rate, adjusted interest and other expense, net debt, leverage ratio and free cash flow.

Adjusted EPS from continuing operations is defined as diluted EPS from continuing operations excluding actions and the tax effect on actions. Adjusted income from continuing operations is defined as income from continuing operations excluding actions and the tax effect on actions. Adjusted income tax expense is defined as income tax expense excluding actions. Adjusted income from continuing operations before income tax is defined as income from continuing operations before income tax excluding actions. Adjusted operating profit is defined as operating profit excluding actions. Adjusted SG&A is defined as selling, general and administrative expenses excluding actions. Adjusted gross profit is defined as gross profit excluding actions.

The Company defines adjusted interest and other expenses as interest and other expenses less action-related charges and defines adjusted effective tax rate as income tax expense divided by adjusted income (loss) from continuing operations before income tax.

Charges for actions taken in 2022 and 2021 include professional fees, supply chain segmentation charges, technology charges, intangible asset impairment charges related to our Full Potential plan, operating model charges, and (gain)/loss on classification of assets held for sale.

While these costs are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in future periods depending upon future business plans and circumstances.

HanesBrands has chosen to present these non‐GAAP measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating operations absent the effect of the Full Potential plan and other actions. HanesBrands believes these non-GAAP measures provide management and investors with valuable supplemental information for analyzing the operating performance of the Company’s ongoing business during each period presented without giving effect to costs associated with the execution of any of the aforementioned actions taken.

The Company has also chosen to present EBITDA and adjusted EBITDA to investors because it considers these measures to be an important supplemental means of evaluating operating performance. EBITDA is defined as net income (loss) before the impacts of discontinued operations, interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding (x) restructuring and other action-related charges and (y) certain other losses, charges and expenses. Adjusted EBITDA is defined as EBITDA excluding actions and other losses, charges and expenses as defined in the Consolidated Net Total Leverage Ratio under its Fifth Amended and Restated Credit Agreement, dated November 19, 2021, as amended (the “Credit Agreement”). HanesBrands believes that EBITDA and adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry, and management uses EBITDA and adjusted EBITDA for planning purposes in connection with setting its capital allocation strategy. EBITDA and adjusted EBITDA should not, however, be considered as measures of discretionary cash available to invest in the growth of the business.

Net debt is defined as the total of current debt, long-term debt, and borrowings under the accounts receivable securitization facility (excluding long-term debt issuance costs) less (x) other debt and cash adjustments and (y) cash and cash equivalents. Leverage ratio is the ratio of net debt to adjusted EBITDA. Beginning with the second quarter of 2022, we updated our definition of leverage ratio and our methods of calculating the underlying metrics (net debt and adjusted EBITDA) to align with the definition of Consolidated Net Total Leverage Ratio under our Fifth Amended and Restated Credit Agreement, dated November 19, 2021, as amended (the “Credit Agreement”). All adjusted EBITDA, net debt, and leverage ratio figures included in this press release are calculated consistent with the definition of Consolidated Net Total Leverage Ratio under the Credit Agreement. As a result, certain historical adjusted EBITDA, net debt, and leverage ratio figures included in this press release may differ from similar measures we have previously presented in prior fiscal periods.

The company defines free cash flow as net cash from operating activities less capital expenditures. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company's financial performance.

HanesBrands is a global company that reports financial information in U.S. dollars in accordance with GAAP. As a supplement to the Company’s reported operating results, HanesBrands also presents constant-currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. The Company uses constant-currency information to provide a framework to assess how the business performed excluding the effects of changes in the rates used to calculate foreign currency translation.

To calculate foreign currency translation on a constant currency basis, operating results for the current-year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

HanesBrands believes constant-currency information is useful to management and investors to facilitate comparison of operating results and better identify trends in the Company’s businesses.

Non‐GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as an alternative to, or substitute for, financial results prepared in accordance with GAAP. Further, the non-GAAP measures presented may be different from non-GAAP measures with similar or identical names presented by other companies.

Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures are presented in the supplemental financial information included with this news release.

Cautionary Statement Concerning Forward-Looking Statements
This news release contains certain forward-looking statements, as defined under U.S. federal securities laws, with respect to our plans, expectations, long-term goals and trends associated with our business, as well as guidance as to future performance. In particular, among others, guidance and predictions regarding expected operating results, including related to our Full Potential plan; statements made in the First-Quarter and Full-Year 2023 Financial Outlook section of this news release; and statements regarding our future capital allocation strategy, are forward-looking statements. These forward-looking statements are based on our current intentions, beliefs, plans and expectations. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements inherently involve risks and uncertainties, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience. These risks and uncertainties include such things as: our ability to successfully execute our Full Potential plan to achieve the desired results; the potential effects of the COVID-19 pandemic, including on consumer spending, global supply chains and the financial markets; the highly competitive and evolving nature of the industry in which we compete; the rapidly changing retail environment and the level of consumer demand; our reliance on a relatively small number of customers for a significant portion of our sales; our ability to complete anticipated refinancing transactions on anticipated terms, or at all, and our ability to deleverage on the anticipated time frame, which could negatively impact our ability to satisfy the financial covenants in our Credit Agreement or other contractual arrangements; any inadequacy, interruption, integration failure or security failure with respect to our information technology (including the ransomware attack announced May 31, 2022); the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; the availability of global supply chain resources; our ability to attract and retain a senior management team with the core competencies needed to support growth in global markets and ongoing labor shortages generally; significant fluctuations in foreign exchange rates; legal, regulatory, political and economic risks related to our international operations; our ability to effectively manage our complex multinational tax structure; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and HanesBrands undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.

HanesBrands
HanesBrands (NYSE: HBI) makes everyday apparel that is known and loved by consumers around the world for comfort, quality and value. Among the Company’s iconic brands are Hanes, the leading basic apparel brand in the United States; Champion, an innovator at the intersection of lifestyle and athletic apparel; and Bonds, which is setting new standards for design and sustainability. HBI employs 51,000 associates in 32 countries and has built a strong reputation for workplace quality and ethical business practices. The Company, a longtime leader in sustainability, launched aggressive 2030 goals to improve the lives of people, protect the planet and produce sustainable products. HBI is building on its unmatched strengths to unlock its #FullPotential and deliver long-term growth that benefits all of its stakeholders.

TABLE 1
HANESBRANDS INC.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(Unaudited)

	Quarters Ended			Years Ended
	December 31, 2022	January 1, 2022	% Change	December 31, 2022	January 1, 2022	% Change
Net sales	$1,473,286	$1,752,349	(15.9)%	$6,233,650	$6,801,240	(8.3)%
Cost of sales	971,309	1,084,621		4,012,542	4,149,541
Gross profit	501,977	667,728	(24.8)%	2,221,108	2,651,699	(16.2)%
As a % of net sales	34.1%	38.1%		35.6%	39.0%
Selling, general and administrative expenses	441,642	512,162		1,701,563	1,853,971
As a % of net sales	30.0%	29.2%		27.3%	27.3%
Operating profit	60,335	155,566	(61.2)%	519,545	797,728	(34.9)%
As a % of net sales	4.1%	8.9%		8.3%	11.7%
Other expenses	3,646	47,359		9,734	53,586
Interest expense, net	49,665	35,307		157,073	163,067
Income from continuing operations before income tax expense	7,024	72,900		352,738	581,075
Income tax expense	425,132	4,946		483,907	60,107
Income (loss) from continuing operations	(418,108)	67,954	(715.3)%	(131,169)	520,968	(125.2)%
Income (loss) from discontinued operations, net of tax	—	(7,921)		3,965	(443,744)
Net income (loss)	$(418,108)	$60,033		$(127,204)	$77,224

Earnings (loss) per share - basic:
Continuing operations	$(1.19)	$0.19		$(0.37)	$1.48
Discontinued operations	—	(0.02)		0.01	(1.26)
Net income (loss)	$(1.19)	$0.17		$(0.36)	$0.22

Earnings (loss) per share - diluted:
Continuing operations	$(1.19)	$0.19		$(0.37)	$1.48
Discontinued operations	—	(0.02)		0.01	(1.26)
Net income (loss)	$(1.19)	$0.17		$(0.36)	$0.22

Weighted average shares outstanding:
Basic	349,974	351,052		349,970	351,028
Diluted	349,974	352,323		349,970	352,078

TABLE 2
HANESBRANDS INC.
Supplemental Financial Information
Impact of Foreign Currency
(in thousands, except per share data)
(Unaudited)

	Quarter Ended December 31, 2022
	As Reported	Impact from Foreign Currency[1]	Constant Currency	Quarter Ended January 1, 2022	% Change, As Reported	% Change, Constant Currency
As reported under GAAP:
Net sales	$1,473,286	$(54,654)	$1,527,940	$1,752,349	(15.9)%	(12.8)%
Gross profit	501,977	(26,628)	528,605	667,728	(24.8)	(20.8)
Operating profit	60,335	(7,783)	68,118	155,566	(61.2)	(56.2)
Diluted loss per share from continuing operations	$(1.19)	$(0.02)	$(1.18)	$0.19	(726.3)%	(721.1)%

As adjusted:[2]
Net sales	$1,473,286	$(54,654)	$1,527,940	$1,752,349	(15.9)%	(12.8)%
Gross profit	504,869	(26,628)	531,497	673,227	(25.0)	(21.1)
Operating profit	82,560	(7,783)	90,343	220,123	(62.5)	(59.0)
Diluted earnings per share from continuing operations	$0.07	$(0.02)	$0.09	$0.44	(84.1)%	(79.5)%

	Year Ended December 31, 2022
	As Reported	Impact from Foreign Currency[1]	Constant Currency	Year Ended January 1, 2022	% Change, As Reported	% Change, Constant Currency
As reported under GAAP:
Net sales	$6,233,650	$(181,730)	$6,415,380	$6,801,240	(8.3)%	(5.7)%
Gross profit	2,221,108	(86,839)	2,307,947	2,651,699	(16.2)	(13.0)
Operating profit	519,545	(24,673)	544,218	797,728	(34.9)	(31.8)
Diluted loss per share from continuing operations	$(0.37)	$(0.06)	$(0.32)	$1.48	(125.0)%	(121.6)%

As adjusted:[2]
Net sales	$6,233,650	$(181,730)	$6,415,380	$6,801,240	(8.3)%	(5.7)%
Gross profit	2,238,133	(86,839)	2,324,972	2,661,797	(15.9)	(12.7)
Operating profit	579,403	(24,673)	604,076	929,438	(37.7)	(35.0)
Diluted earnings per share from continuing operations	$0.98	$(0.06)	$1.04	$1.83	(46.4)%	(43.2)%

1	Effect of the change in foreign currency exchange rates year-over-year. Calculated by applying prior period exchange rates to the current year financial results.
2	Results for the quarters and years ended December 31, 2022 and January 1, 2022 reflect adjustments for restructuring and other action-related charges. See "Reconciliation of Select GAAP Measures to Non-GAAP Measures" in Table 6.

TABLE 3
HANESBRANDS INC.
Supplemental Financial Information
By Business Segment
(in thousands)
(Unaudited)

	Quarters Ended			Years Ended
	December 31, 2022	January 1, 2022	% Change	December 31, 2022	January 1, 2022	% Change
Segment net sales:
Innerwear	$540,159	$666,086	(18.9)%	$2,429,966	$2,719,788	(10.7)%
Activewear	376,682	448,948	(16.1)	1,555,062	1,679,639	(7.4)
International	477,884	544,582	(12.2)	1,914,268	2,066,249	(7.4)
Other	78,561	92,733	(15.3)	334,354	335,564	(0.4)
Total net sales	$1,473,286	$1,752,349	(15.9)%	$6,233,650	$6,801,240	(8.3)%

Segment operating profit:
Innerwear	$44,984	$112,615	(60.1)%	$388,586	$573,852	(32.3)%
Activewear	28,378	58,587	(51.6)	153,710	236,400	(35.0)
International	67,755	103,866	(34.8)	283,036	339,317	(16.6)
Other	7,518	8,528	(11.8)	17,019	30,922	(45.0)
General corporate expenses/other	(66,075)	(63,473)	4.1	(262,948)	(251,053)	4.7
Total operating profit before restructuring and other action-related charges	82,560	220,123	(62.5)	579,403	929,438	(37.7)
Restructuring and other action-related charges	(22,225)	(64,557)	(65.6)	(59,858)	(131,710)	(54.6)
Total operating profit	$60,335	$155,566	(61.2)%	$519,545	$797,728	(34.9)%

	Quarters Ended			Years Ended
	December 31, 2022	January 1, 2022	Basis Points Change	December 31, 2022	January 1, 2022	Basis Points Change
Segment operating margin:
Innerwear	8.3%	16.9%	(858)	16.0%	21.1%	(511)
Activewear	7.5	13.0	(552)	9.9	14.1	(419)
International	14.2	19.1	(489)	14.8	16.4	(164)
Other	9.6	9.2	37	5.1	9.2	(412)
General corporate expenses/other	(4.5)	(3.6)	(86)	(4.2)	(3.7)	(53)
Total operating margin before restructuring and other action-related charges	5.6	12.6	(696)	9.3	13.7	(437)
Restructuring and other action-related charges	(1.5)	(3.7)	218	(1.0)	(1.9)	98
Total operating margin	4.1%	8.9%	(478)	8.3%	11.7%	(339)

TABLE 4
HANESBRANDS INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	December 31, 2022	January 1, 2022
Assets
Cash and cash equivalents	$238,413	$536,277
Trade accounts receivable, net	721,396	894,151
Inventories	1,979,672	1,584,015
Other current assets	178,946	186,503
Current assets held for sale	13,327	327,157
Total current assets	3,131,754	3,528,103
Property, net	442,404	441,401
Right-of-use assets	414,894	363,854
Trademarks and other identifiable intangibles, net	1,255,693	1,220,170
Goodwill	1,108,907	1,133,095
Deferred tax assets	20,162	327,804
Other noncurrent assets	130,062	57,009
Total assets	$6,503,876	$7,071,436

Liabilities
Accounts payable	$917,481	$1,214,847
Accrued liabilities	498,028	660,778
Lease liabilities	114,794	109,526
Accounts Receivable Securitization Facility	209,500	—
Current portion of long-term debt	37,500	25,000
Current liabilities held for sale	13,327	316,902
Total current liabilities	1,790,630	2,327,053
Long-term debt	3,612,077	3,326,091
Lease liabilities - noncurrent	326,644	281,852
Pension and postretirement benefits	116,167	248,518
Other noncurrent liabilities	260,094	185,429
Total liabilities	6,105,612	6,368,943

Stockholders’ equity
Preferred stock	—	—
Common stock	3,490	3,499
Additional paid-in capital	334,676	315,337
Retained earnings	572,106	935,260
Accumulated other comprehensive loss	(512,008)	(551,603)
Total stockholders’ equity	398,264	702,493
Total liabilities and stockholders’ equity	$6,503,876	$7,071,436

TABLE 5
HANESBRANDS INC.
Condensed Consolidated Statements of Cash Flows1
(in thousands)
(Unaudited)

	Quarters Ended		Years Ended
	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Operating Activities:
Net income (loss)	$(418,108)	$60,033	$(127,204)	$77,224
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	20,154	18,486	76,294	81,669
Amortization of acquisition intangibles	4,159	4,694	18,204	20,390
Other amortization	3,648	3,529	11,769	12,139
Impairment of intangible assets and goodwill	—	—	—	163,047
(Gain) loss on sale of business and classification of assets held for sale	3,023	45,617	(3,162)	312,359
Loss on extinguishment of debt	—	43,739	—	43,739
Amortization of debt issuance costs	1,817	2,055	7,300	12,305
Stock compensation expense	6,271	6,494	23,457	16,630
Deferred taxes	382,913	11,550	384,233	3,934
Other	14,300	2,324	7,511	(2,084)
Changes in assets and liabilities:
Accounts receivable	217,148	20,752	154,145	(181,173)
Inventories	174,903	(990)	(437,641)	(293,455)
Other assets	(31,755)	(47,678)	(103,368)	(40,636)
Accounts payable	(219,268)	(22,281)	(241,557)	368,753
Accrued pension and postretirement benefits	(957)	(300)	(2,023)	(40,768)
Accrued liabilities and other	(25,368)	(51,991)	(126,760)	69,336
Net cash from operating activities	132,880	96,033	(358,802)	623,409

Investing activities:
Capital expenditures	(41,167)	(13,952)	(112,122)	(69,272)
Purchase of trademarks	—	—	(103,000)	—
Proceeds from sales of assets	(102)	330	157	2,809
Other	4,177	5,571	(1,463)	14,008
Net cash from investing activities	(37,092)	(8,051)	(216,428)	(52,455)

Financing Activities:
Borrowings on Term Loan Facilities	—	1,000,000	—	1,000,000
Repayments on Term Loan Facilities	(6,250)	(609,375)	(25,000)	(925,000)
Borrowings on Accounts Receivable Securitization Facility	536,800	—	1,840,389	—
Repayments on Accounts Receivable Securitization Facility	(538,800)	—	(1,630,889)	—
Borrowings on Revolving Loan Facilities	454,500	—	1,792,000	—
Repayments on Revolving Loan Facilities	(531,000)	—	(1,439,500)	—
Repayments on Senior Notes	—	(700,000)	—	(700,000)
Borrowings on notes payable	—	39,890	21,454	149,287
Repayments on notes payable	—	(40,142)	(21,713)	(149,739)
Share repurchases	—	—	(25,018)	—
Cash dividends paid	(52,350)	(52,385)	(209,312)	(209,484)
Payments to amend and refinance credit facilities	(2,526)	(42,661)	(3,159)	(43,186)
Other	207	(7,423)	(3,423)	(9,898)
Net cash from financing activities	(139,419)	(412,096)	295,829	(888,020)
Effect of changes in foreign exchange rates on cash	28,913	(5,701)	(42,815)	(32,908)
Change in cash and cash equivalents	(14,718)	(329,815)	(322,216)	(349,974)
Cash and cash equivalents at beginning of period	253,131	890,444	560,629	910,603
Cash and cash equivalents at end of period	$238,413	$560,629	$238,413	$560,629

Balances included in the Condensed Consolidated Balance Sheets:
Cash and cash equivalents	$238,413	$536,277	$238,413	$536,277
Cash and cash equivalents included in current assets held for sale	—	24,352	—	24,352
Cash and cash equivalents at end of period	$238,413	$560,629	$238,413	$560,629

1
The cash flows related to discontinued operations have not been segregated and remain included in the major classes of assets and liabilities in the periods prior to the sale of the European Innerwear business on March 5, 2022. Accordingly, the Condensed Consolidated Statements of Cash Flows include the results of continuing and discontinued operations.

TABLE 6-A
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	Quarter Ended December 31, 2022
	Gross Profit	Selling, General and Administrative Expenses	Operating Profit	Income From Continuing Operations Before Income Tax Expense	Income Tax Expense	Income (Loss) From Continuing Operations	Diluted Earnings (Loss) Per Share From Continuing Operations[1]
As reported	$501,977	$(441,642)	$60,335	$7,024	$(425,132)	$(418,108)	$(1.19)
As a percentage of net sales	34.1%	30.0%	4.1%
Restructuring and other action-related charges:
Full Potential Plan:
Professional services	—	2,980	2,980	2,980	—	2,980	0.01
Supply chain segmentation	3,395	—	3,395	3,395	—	3,395	0.01
Technology	—	2,870	2,870	2,870	—	2,870	0.01
Operating model	(516)	9,849	9,333	9,333	—	9,333	0.03
Loss on sale of business and classification of assets held for sale	—	3,023	3,023	3,023	—	3,023	0.01
Other	13	611	624	624	—	624	—
Discrete tax expense	—	—	—	—	422,918	422,918	1.21
Tax effect on actions	—	—	—	—	(2,758)	(2,758)	(0.01)
Total restructuring and other action-related charges	2,892	19,333	22,225	22,225	420,160	442,385	1.26
As adjusted	$504,869	$(422,309)	$82,560	$29,249	$(4,972)	$24,277	$0.07
As a percentage of net sales	34.3%	28.7%	5.6%

	Year Ended December 31, 2022
	Gross Profit	Selling, General and Administrative Expenses	Operating Profit	Income From Continuing Operations Before Income Tax Expense	Income Tax Expense	Income (Loss) From Continuing Operations	Diluted (Loss) Earnings Per Share From Continuing Operations[1]
As reported	$2,221,108	$(1,701,563)	$519,545	$352,738	$(483,907)	$(131,169)	$(0.37)
As a percentage of net sales	35.6%	27.3%	8.3%
Restructuring and other action-related charges:
Full Potential Plan:
Professional services	—	23,994	23,994	23,994	—	23,994	0.07
Supply chain segmentation	17,982	—	17,982	17,982	—	17,982	0.05
Technology	—	11,922	11,922	11,922	—	11,922	0.03
Operating model	(712)	8,933	8,221	8,221	—	8,221	0.02
Gain on sale of business and classification of assets held for sale	—	(3,535)	(3,535)	(3,535)	—	(3,535)	(0.01)
Other	(245)	1,519	1,274	1,274	—	1,274	—
Discrete tax expense	—	—	—	—	422,918	422,918	1.21
Tax effect on actions	—	—	—	—	(9,152)	(9,152)	(0.03)
Total restructuring and other action-related charges	17,025	42,833	59,858	59,858	413,766	473,624	1.35
As adjusted	$2,238,133	$(1,658,730)	$579,403	$412,596	$(70,141)	$342,455	$0.98
As a percentage of net sales	35.9%	26.6%	9.3%

1	Amounts may not be additive due to rounding.

Including the unfavorable foreign currency impact of $22 million, global Champion sales excluding C9 Champion decreased approximately 18% in the fourth quarter of 2022 compared to the fourth quarter of 2021. On a constant currency basis, global Champion sales excluding C9 Champion decreased approximately 14% in the fourth quarter of 2022 compared to the fourth quarter of 2021.

TABLE 6-B
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	Quarter Ended January 1, 2022
	Gross Profit	Selling, General and Administrative Expenses	Operating Profit	Other Expenses	Income From Continuing Operations Before Income Tax Expense	Income Tax Expense	Income From Continuing Operations	Diluted Earnings Per Share From Continuing Operations[1]
As reported	$667,728	$(512,162)	$155,566	$(47,359)	$72,900	$(4,946)	$67,954	$0.19
As a percentage of net sales	38.1%	29.2%	8.9%
Restructuring and other action-related charges:
Full Potential Plan:
Professional services	—	7,824	7,824	—	7,824	—	7,824	0.02
Loss on classification of assets held for sale	—	38,364	38,364	—	38,364	—	38,364	0.11
Operating model	2,397	3,194	5,591	—	5,591	—	5,591	0.02
Supply chain segmentation	3,102	—	3,102	—	3,102	—	3,102	0.01
Technology	—	2,212	2,212	—	2,212	—	2,212	0.01
Other	—	7,464	7,464	—	7,464	—	7,464	0.02
Early extinguishment and refinancing of debt	—	—	—	45,699	45,699	—	45,699	0.13
Discrete tax benefits	—	—	—	—	—	(8,050)	(8,050)	(0.02)
Tax effect on actions	—	—	—	—	—	(14,477)	(14,477)	(0.04)
Total restructuring and other action-related charges	5,499	59,058	64,557	45,699	110,256	(22,527)	87,729	0.25
As adjusted	$673,227	$(453,104)	$220,123	$(1,660)	$183,156	$(27,473)	$155,683	$0.44
As a percentage of net sales	38.4%	25.9%	12.6%

	Year Ended January 1, 2022
	Gross Profit	Selling, General and Administrative Expenses	Operating Profit	Other Expenses	Income From Continuing Operations Before Income Tax Expense	Income Tax Expense	Income From Continuing Operations	Diluted Earnings Per Share From Continuing Operations[1]
As reported	$2,651,699	$(1,853,971)	$797,728	$(53,586)	$581,075	$(60,107)	$520,968	$1.48
As a percentage of net sales	39.0%	27.3%	11.7%
Restructuring and other action-related charges:
Full Potential Plan:
Professional services	—	44,617	44,617	—	44,617	—	44,617	0.13
Loss on classification of assets held for sale	—	38,364	38,364	—	38,364	—	38,364	0.11
Operating model	2,397	20,794	23,191	—	23,191	—	23,191	0.07
Impairment of intangible assets	—	7,302	7,302	—	7,302	—	7,302	0.02
Supply chain segmentation	7,815	(2,396)	5,419	—	5,419	—	5,419	0.02
Technology	—	4,617	4,617	—	4,617	—	4,617	0.01
Other	(114)	8,314	8,200	—	8,200	—	8,200	0.02
Early extinguishment and refinancing of debt	—	—	—	45,699	45,699	—	45,699	0.13
Discrete tax benefits	—	—	—	—	—	(27,147)	(27,147)	(0.08)
Tax effect on actions	—	—	—	—	—	(26,518)	(26,518)	(0.08)
Total restructuring and other action-related charges	10,098	121,612	131,710	45,699	177,409	(53,665)	123,744	0.35
As adjusted	$2,661,797	$(1,732,359)	$929,438	$(7,887)	$758,484	$(113,772)	$644,712	$1.83
As a percentage of net sales	39.1%	25.5%	13.7%

1	Amounts may not be additive due to rounding.

TABLE 6-C
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	Last Twelve Months
	December 31, 2022	January 1, 2022	January 2, 2021
Leverage Ratio[1]:

EBITDA[2]:
Income (loss) from continuing operations	$(131,169)	$520,968	$(32,287)
Interest expense, net	157,073	163,067	164,238
Income tax expense (benefit)	483,907	60,107	(109,940)
Depreciation and amortization	106,267	110,130	114,967
Total EBITDA	616,078	854,272	136,978
Total restructuring and other action-related charges (excluding tax effect on actions)	59,858	177,409	734,196
Other losses, charges and expenses[3]	118,240	74,609	130,375
Total EBITDA, as adjusted	$794,176	$1,106,290	$1,001,549

Net debt:
Debt (current and long-term debt and Accounts Receivable Securitization Facility excluding long term debt issuance costs of $13,198, $17,543 and $32,354, respectively)	$3,872,275	$3,368,634	$4,035,724
Other debt and cash adjustments[4]	4,955	6,567	87,370
(Less) Cash and cash equivalents	(238,413)	(536,277)	(900,615)
Net debt	$3,638,817	$2,838,924	$3,222,479

Net debt/EBITDA, as adjusted	4.6	2.6	3.2

1	Represents the Company’s leverage ratio defined as Consolidated Net Total Leverage Ratio under its Fifth Amended and Restated Credit Agreement, dated November 19, 2021, as amended, which excludes other losses, charges and expenses in addition to restructuring and other action-related charges.
2	Earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure.
3	Primarily includes bad debt expense, excess and obsolete inventory write-offs, pension expense, other compensation related items and charges related to the Company’s ransomware attack.
4	Includes drawn letters of credit and cash balances in certain geographies.

	Quarters Ended		Years Ended
	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Free cash flow[1]:
Net cash from operating activities	$132,880	$96,033	$(358,802)	$623,409
Capital expenditures	(41,167)	(13,952)	(112,122)	(69,272)
Free cash flow	$91,713	$82,081	$(470,924)	$554,137

1	Free cash flow includes the results from continuing and discontinued operations.

TABLE 7
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of GAAP Outlook to Adjusted Outlook
(in thousands, except per share data)
(Unaudited)

	Quarter Ended	Year Ended
	April 1, 2023	December 30, 2023
Operating profit outlook, as calculated under GAAP	$39,000 to $59,000	$446,000 to $496,000
Restructuring and other action-related charges	$11,000	$54,000
Operating profit outlook, as adjusted	$50,000 to $70,000	$500,000 to $550,000

Interest and other expense outlook, as calculated under GAAP	$71,000	$306,000
Restructuring and other action-related charges	$6,000	$6,000
Interest and other expense outlook, as adjusted	$65,000	$300,000

Diluted earnings (loss) per share from continuing operations, as calculated under GAAP[1]	$(0.14) to $(0.09)	$0.14 to $0.25
Restructuring and other action-related charges	$0.05	$0.17
Diluted earnings (loss) per share from continuing operations, as adjusted	$(0.09) to $(0.04)	$0.31 to $0.42

1	The company expects approximately 350 million diluted weighted average shares outstanding for the quarter ended April 1, 2023 and 353 million diluted weighted average shares outstanding for the year ended December 30, 2023.

Hanesbrands is unable to reconcile projections of financial performance beyond 2023 without unreasonable efforts, because the Company cannot predict, with a reasonable degree of certainty, the type and extent of certain items that would be expected to impact these figures in 2023 and beyond, such as net sales, operating profit, tax rates and action related charges.